Exhibit 2.1

AMENDMENT #1 TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into this 19th day of September, 2023, by and between Protexure Insurance Agency, Inc., Protexure Risk Purchasing Group, Inc., and MAC 43, LLC (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Asset Purchase Agreement, dated June 15, 2023 (the “APA”); and

WHEREAS, the Parties mutually desire to amend the APA as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.         Amendment to Section 7.1. The Parties hereby agree to delete the last sentence of Section 7.1 of the APA and replace it with the following:

“The Parties currently anticipate that the Closing Date will be on or about October 30, 2023.”

2.         Amendment to Section 10.1(b). The Parties hereby agree to delete Section 10.1(b) of the APA and replace it with the following:

“(b)    by either the Purchaser or the Seller if the Closing has not occurred on or before October 30, 2023, provided that this provision shall not be available to the Party who fails or refuses to consummate the transactions contemplated herein or to take any other action referred to herein as necessary to consummate the transactions contemplated hereby in breach of such Party’s obligations contained herein; and,”

3.         Miscellaneous.

a)

Except as modified by this Amendment, the Parties hereby agree that the terms of the APA are, and remain, in full force and effect. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the APA.

b)

This Amendment may be executed in any number of counterparts, by facsimile, electronic mail (pdf) or original signatures, each of which need not contain the signatures of more than one party, and all of such counterparts together shall constitute one and the same agreement. Facsimile or electronic mail (pdf) signatures will be deemed to be original signatures for all purposes as it relates to this Amendment.

c)	This Amendment contains the entire agreement among the Parties and supersedes all prior oral or written agreements or understandings with respect to the matters provided for herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Amendment as of the date first written above.

Protexure Insurance Agency, Inc.

By: /s/ Thomas B. Lillie

Name: Thomas B. Lillie

Title:   Chairman of the Board

Protexure Risk Purchasing Group, Inc.

By: /s/ Kyle Nieman

Name: Kyle Nieman

Title:    President

MAC 43, LLC

By: /s/ Thomas B. McGowan, IV

Name: Thomas B. McGowan, IV

Title:   President & Chief Executive Officer

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